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--------                                                                                                 ---------------------------
 FORM 4                                                                                                        OMB APPROVAL
--------                                                                                                 ---------------------------
                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION                OMB Number        3235-0287
67  Check this box if no longer                     WASHINGTON, D.C. 20549                               Expires: September 30, 1998
[ ] subject to Section 16. Form                                                                          Estimated average burden
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  hours per response..... 0.5
    continue.                                                                                            ---------------------------

                  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
(Print or Type Responses)        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting       |   2. Issuer Name and Ticker or Trading Symbol     |  6. Relationship of Reporting Person(s)
   Person*                             |                                                   |     to Issuer (Check all applicable)
                                       |                                                   |     _____ Director  __x__ 10% Owner
  Miller, III     Lloyd        I       |      Aldila, Inc. - ALDA                          |     _____ Officer (give title below)
-------------------------------------------------------------------------------------------|     _____ Other (specify below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |
                                       |     Security Number     |     Month/Year          |
  4550 Gordon Drive                    |     of Reporting        |        April, 2001      |    _________________________________
---------------------------------------|     Person (Voluntary)  |-------------------------|----------------------------------------
               (Street)                |                         |  5. If Amendment,       |  7. Individual or Joint/Group Filing
                                       |     ###-##-####         |     Date of Original    |     (Check Applicable Line)
                                       |                         |     (Month/Year)        |     __x__ Form filed by One Reporting
                                       |                         |                         |           Person
                                       |                         |                         |     _____ Form filed by More than One
  Naples         FL          34102     |                         |                         |           Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip) |      TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security     | 2. Transaction |3. Transaction |4. Securities          |5. Amount of   |6. Owner-   |7. Nature
   (Instr. 3)            |    Date        |   Code        |   Acquired (A) or     |   Securities  |   ship     |   of Indirect
                         |   (Month/Day/  |   (Instr. 8)  |   Disposed of (D)     |   Beneficially|   Form:    |   Beneficial
                         |    Year)       |               |   (Instr. 3, 4 and 5) |   Owned at End|   Direct   |   Owner-
                         |                |---------------|-----------------------|   of Month    |   (D) or   |   ship
                         |                |       |       |        | (A)  |       |   (Instr. 3   |   Indirect |   (Instr. 4)
                         |                |  Code | V     | Amount |  or  |  Price|   and 4)      |   (I)      |
                         |                |       |       |        | (D)  |       |               |  (Instr. 4)|
-------------------------|----------------|-------|-------|--------|------|-------|---------------|------------|--------------------
Common Stock             |     4/24/01    |   P   |       | 15,000 | A    | $1.52 |               |    I       | By Milfam II, L.P.
-------------------------|----------------|-------|-------|--------|------|-------|---------------|------------|--------------------
Common Stock             |     4/25/01    |   P   |       | 30,000 | A    | $1.52 |  887,975(1)   |    I       | By Milfam II, L.P.
-------------------------|----------------|-------|-------|--------|------|-------|---------------|------------|--------------------
Common Stock             |     4/24/01    |   P   |       | 15,000 | A    | $1.52 |  721,403(1)   |    I       | By Lloyd I. Miller,
                         |                |       |       |        |      |       |               |            | III, Trust A-4
-------------------------|----------------|-------|-------|--------|------|-------|---------------|------------|--------------------
Common Stock             |     4/24/01    |   P   |       | 15,000 | A    | $1.52 |  410,185(1)   |    I       | By Lloyd I. Miller,
                         |                |       |       |        |      |       |               |            | III, Trust C
-------------------------|----------------|-------|-------|--------|------|-------|---------------|------------|--------------------
Common Stock             |                |       |       |        |      |       |   53,200      |    D       |
-------------------------|----------------|-------|-------|--------|------|-------|---------------|------------|--------------------
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                                  Page 1 of 4
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FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security | 2. Conversion| 3. Transaction| 4. Transaction| 5. Number of | 6. Date Exer-    | 7. Title and
  (Instr. 3)                    | or Exercise  | Date          |   Code        | Derivative   | cisable and      | Amount of
                                | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Underlying
                                | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | Securities
                                | Security     |    Year)      |               | or Disposed  |                  | (Instr. 3 and 4)
                                |              |               |               | of (D)       |-------------------------------------
                                |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount
                                |              |               |               |  4 and 5)    | Exer-   | ation  |  Title | or
                                |              |               |---------------|--------------| cisable | Date   |        | Number
                                |              |               | Code  |   V   | (A)  |  (D)  |         |        |        | of
                                |              |               |       |       |      |       |         |        |        | Shares
------------------------------------------------------------------------------------------------------------------------------------
                                |              |               |       |       |      |       |         |        |        |
--------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|---------
                                |              |               |       |       |      |       |         |        |        |
--------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|---------
                                |              |               |       |       |      |       |         |        |        |
--------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|---------
 8. Price of   |9. Number of    | 10. Ownership     | 11. Nature of |
   Derivative  |   Derivative   |     Form of       |    Indirect   |
   Security    |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5)  |   Beneficially |     Security:     |    Ownership  |
               |   Owned at End |     Direct (D) or |    (Instr. 4) |
               |   of Month     |     Indirect (I)  |               |
               |   (Instr. 4)   |     (Instr. 4)    |               |
-------------- -----------------------------------------------------|
               |                |                   |               |
-------------- |----------------|-------------------|---------------|
               |                |                   |               |
-------------- |----------------|-------------------|---------------|
               |                |                   |               |
-------------- |----------------|-------------------|---------------|

Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

                                                                         /s/ Lloyd I. Miller, III                     5/10/01
                                                                      ------------------------------------        -----------------
                                                                        **Signature of Reporting Person                 Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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1. Name and Address of Reporting Person|   2. Issuer Name and Ticker or Trading Symbol     |  3. Statement for Month/Year:
                                       |                                                   |
  Miller, III     Lloyd        I.      |      Aldila, Inc. - ALDA                          |     April, 2001
-------------------------------------------------------------------------------------------|----------------------------------------
 (Continued}                           |      TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security     | 2. Transaction |3. Transaction |4. Securities          |5. Amount of   |6. Owner-   |7. Nature
   (Instr. 3)            |    Date        |   Code        |   Acquired (A) or     |   Securities  |   ship     |   of Indirect
                         |   (Month/Day/  |   (Instr. 8)  |   Disposed of (D)     |   Beneficially|   Form:    |   Beneficial
                         |    Year)       |               |   (Instr. 3, 4 and 5) |   Owned at End|   Direct   |   Owner-
                         |                |---------------|-----------------------|   of Month    |   (D) or   |   ship
                         |                |       |       | Amount | (A)  | Price |   (Instr. 3   |   Indirect |
                         |                |  Code | V     |        |  or  |       |   and 4)      |   (I)      |
                         |                |       |       |        | (D)  |       |               |   (Instr.4)|
-------------------------|----------------|-------|-------|--------|------|-------|---------------|------------|--------------------
Common Stock             |                |       |       |        |      |       |    3,600(1)   |    I       | By Lloyd I. Miller,
                         |                |       |       |        |      |       |               |            | III, Trustee GST
                         |                |       |       |        |      |       |               |            | f/b/o Lloyd I.
                         |                |       |       |        |      |       |               |            | Miller III
-------------------------|----------------|-------|-------|--------|------|-------|---------------|------------|--------------------
Common Stock             |                |       |       |        |      |       |    5,000(1)   |    I       | By Lloyd I. Miller,
                         |                |       |       |        |      |       |               |            | III, custodian
                         |                |       |       |        |      |       |               |            | under Florida UGMA
                         |                |       |       |        |      |       |               |            | for Tyler Dulmage
-------------------------|----------------|-------|-------|--------|------|-------|---------------|------------|--------------------
Common Stock             |                |       |       |        |      |       |    5,000(1)   |    I       | By Lloyd I. Miller,
                         |                |       |       |        |      |       |               |            | III, custodian
                         |                |       |       |        |      |       |               |            | under Florida UGMA
                         |                |       |       |        |      |       |               |            | for Wylie Dulmage
-------------------------|----------------|-------|-------|--------|------|-------|---------------|------------|--------------------
Common Stock             |                |       |       |        |      |       |    3,000(1)   |    I       | By Lloyd I. Miller,
                         |                |       |       |        |      |       |               |            | III, co-Trustee
                         |                |       |       |        |      |       |               |            | with Kimberly I.
                         |                |       |       |        |      |       |               |            | Miller f/b/o Lloyd
                         |                |       |       |        |      |       |               |            | I. Miller IV and
                         |                |       |       |        |      |       |               |            | Alexandra B. Miller
                         |                |       |       |        |      |       |               |            | (2)
-------------------------|----------------|-------|-------|--------|------|-------|---------------|------------|--------------------
Common Stock             |                |       |       |        |      |       |    3,500(1)   |    I       | By Lloyd I. Miller,
                         |                |       |       |        |      |       |               |            | III, Trustee GST
                         |                |       |       |        |      |       |               |            | f/b/o Catherine C.
                         |                |       |       |        |      |       |               |            | Miller
-------------------------|----------------|-------|-------|--------|------|-------|---------------|------------|--------------------
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1. Name and Address of Reporting       |   2. Issuer Name and Ticker or Trading Symbol:    |  3. Statement for Month/Year:
   Person:                             |                                                   |
                                       |                                                   |
  Miller, III     Lloyd        I.      |      Aldila, Inc. - ALDA                          |     April, 2001
-------------------------------------------------------------------------------------------|----------------------------------------
 (Continued}                           |      TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security     | 2. Transaction |3. Transaction |4. Securities          |5. Amount of   |6. Owner-   |7. Nature
   (Instr. 3)            |    Date        |   Code        |   Acquired (A) or     |   Securities  |   ship     |   of Indirect
                         |   (Month/Day/  |   (Instr. 8)  |   Disposed of (D)     |   Beneficially|   Form:    |   Beneficial
                         |    Year)       |               |   (Instr. 3, 4 and 5) |   Owned at End|   Direct   |   Ownership
                         |                | --------------|-----------------------|   of Month    |   (D) or   |--------------------
                         |                |       |       | Amount | (A)  | Price |   (Instr. 3   |   Indirect |
                         |                |  Code | V     |        |  or  |       |   and 4)      |   (I)      |
                         |                |       |       |        | (D)  |       |               |   (Instr.4)|
-------------------------|----------------|-------|-------|--------|------|-------|---------------|------------|--------------------
Common Stock             |                |       |       |        |      |       |   3,200(1)    |    I       | By Lloyd I. Miller,
                         |                |       |       |        |      |       |               |            | III, custodian
                         |                |       |       |        |      |       |               |            | under Florida UGMA
                         |                |       |       |        |      |       |               |            | for Alexandra B.
                         |                |       |       |        |      |       |               |            | Miller
-------------------------|----------------|-------|-------|--------|------|-------|---------------|------------|--------------------
Common Stock             |                |       |       |        |      |       |   5,000(1)    |    I       | By Wife
-------------------------|----------------|-------|-------|--------|------|-------|---------------|------------|--------------------
Common Stock             |                |       |       |        |      |       |   3,200(1)    |    I       | By Lloyd I. Miller,
                         |                |       |       |        |      |       |               |            | III, custodian
                         |                |       |       |        |      |       |               |            | under Florida UGMA
                         |                |       |       |        |      |       |               |            | for Lloyd I.
                         |                |       |       |        |      |       |               |            | Miller, IV
-------------------------|----------------|-------|-------|--------|------|-------|---------------|------------|--------------------
Common Stock             |                |       |       |        |      |       |   3,500(1)    |    I       | By Lloyd I. Miller,
                         |                |       |       |        |      |       |               |            | III, Trustee GST
                         |                |       |       |        |      |       |               |            | f/b/o Kimberly I.
                         |                |       |       |        |      |       |               |            | Miller
-------------------------|----------------|-------|-------|--------|------|-------|---------------|------------|--------------------
Common Stock             |                |       |       |        |      |       |   2,000(1)    |    I       | Lloyd I. Miller,
                         |                |       |       |        |      |       |               |            | III, LLC
-------------------------|----------------|-------|-------|--------|------|-------|---------------|------------|--------------------

                                  Page 4 of 4